UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 20, 2005
OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On July 20, 2005, OGE Energy Corp. (“Energy Corp.”), the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release announcing that Energy Corp.’s Board of Directors named Scott Forbes Controller and Chief Accounting Officer, effective August 8, 2005. Mr. Forbes will also serve in a similar capacity at the Company. Mr. Forbes comes to Energy Corp. from Texas–New Mexico Power Company and First Choice Power (utility company), where he has served as Senior Vice President and Chief Financial Officer since August 2002. From May 2000 until July 2002, Mr. Forbes served as Senior Vice President and Chief Accounting Officer of Texas–New Mexico Power Company and First Choice Power (utility company).

        Also effective August 8, 2005, Don Rowlett, Energy Corp. Vice President and Controller, will transition to a new role, Chief Accounting Policy Officer, responsible for the development and implementation of accounting and tax policies for Energy Corp. and its subsidiaries. Energy Corp. also announced the retirement, effective Dec. 1, of Jack Coffman, Senior Vice President of Power Supply for the Company. For further information, see the press release attached as Exhibit 99.01.

        The Board of Directors also approved an employment agreement with Mr. Forbes that would become effective upon a change of control. The agreement is identical to the similar agreements in place for Energy Corp.’s other executive officers and a copy of such form of agreement is included as Exhibit 10.01 to Energy Corp.’s Form 10-K for the year ended December 31, 2004. Briefly summarizing the agreement, the agreement generally covers a three-year period following a change of control of Energy Corp. (the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of Energy Corp.

        If, during the Employment Period, the officer’s employment is terminated by the employer for reasons other than cause or disability or by such officer for good reason, including a change in employment responsibilities, the officer is entitled to the following payments: (i) all accrued and unpaid compensation and (ii) a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. The officer also is entitled to continued welfare benefits for three years and outplacement services. If the payment of the foregoing benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended, then the severance benefits will be reduced if such reduction results in a greater after-tax payment to the officer. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination. A change of control encompasses certain mergers and acquisitions, changes in Board membership and acquisition of securities of Energy Corp.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.01	Press release dated July 20, 2005, announcing OGE Energy Corp. Names Scott Forbes Chief Accounting Officer; Don Rowlett to transition to Accounting Policy; Senior VP Jack Coffman to retire.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

July 25, 2005

Exhibit 99.01

OGE Energy Corp. Names Scott Forbes Chief Accounting Officer
Don Rowlett to transition to Accounting Policy; Senior VP Jack Coffman to retire

OKLAHOMA CITY – The OGE Energy Corp. (NYSE: OGE) Board of Directors today named Scott Forbes Controller and Chief Accounting Officer. Forbes comes to OGE Energy from Texas-New Mexico Power Co., where he has served as Senior Vice President and Chief Financial Officer since 2002.

Don Rowlett, OGE Energy Vice President and Controller, will transition to a new role, Chief Accounting Policy Officer, responsible for the development and implementation of accounting and tax policies for OGE Energy and its subsidiaries.

Both positions, effective Aug. 8, will report to Jim Hatfield, Senior Vice President and Chief Financial Officer.

“Scott Forbes brings an ideal mix of skills and experience to our company,” Hatfield said. “We look forward to his leadership of our accounting operations with Don Rowlett providing full-time focus on accounting and tax policy.”

Forbes, who earned a bachelor’s degree in business administration from Texas Tech University in 1979, has served in leadership positions in accounting in the electric utility industry since 1984 with companies including Gulf States Utilities Co., Entergy Corp., and Texas-New Mexico Power.

Also today, OGE Energy announced the retirement, effective Dec. 1, of Jack Coffman, Senior Vice President of Power Supply for OG&E Electric Services.

Coffman joined OG&E in 1970 as a Mechanical Engineer and held a variety of positions before being named Vice President in 1994 and Senior Vice President in 1999.

“We congratulate Jack for his distinguished 35-year career of outstanding leadership,” said Steven E. Moore, OGE Energy Chairman, President and CEO. “We thank him for his dedication and commitment to excellence and wish him all the best.”

OGE Energy is the parent company of OG&E, a regulated electric utility with about 740,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.